Exhibit 10.8
June 25, 2007
[INTELIUS LETTERHEAD]
Intelius, Inc.
500 108th N.E., Suite 1660
Bellevue, WA 98004
(425) 974-6100
William Kerr
Offer of Employment
Dear Bill:
As you know, Intelius Inc. (“Intelius”) is a US corporation, incorporated in the State of Delaware, with its primary offices in Bellevue, Washington. On behalf of Intelius, we are pleased to offer you the position of Chief Corporate Officer to work in our Bellevue office. This offer is subject to the terms and conditions set forth in this letter. If you wish to accept employment with Intelius on these terms, please so indicate by signing this letter and, if you have not already done so, two copies of the enclosed Employee Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement (the “Confidential Information Agreement”) which is discussed more fully below. This offer of employment and all terms of the proposed employment stated in this letter are only valid if signed by two officers of Intelius and they will expire if you have not returned a signed copy of this letter and the Confidential Information Agreement to us on or by June 28, 2007. This can be done by fax or e-mailing a scanned copy of the executed documents.
Commencement of Employment and Compensation
Unless we mutually agree otherwise, you will commence employment with Intelius on or before June 30, 2007. At this time we expect that in your role as Chief Corporate Officer you will be responsible for the Company’s finance and accounting departments as well as its human resources and legal departments in addition to any other duties that the Company may instruct you to perform. These duties will include, but not be limited to, oversight and responsibility for the Company’s financial statements, financial forecasting, public disclosures of financial results and forecasting, budgeting, preparation for a possible Initial Public Offering, and compliance with the Company’s legal obligations including the requirements of Sarbanes Oxley. It is understood and agreed that it is the intent of the parties that you will provide services to Intelius on a full-time basis and that, specifically, you will not undertake any part-time or “moonlighting” employment or consultancy without the prior written consent of Intelius.

Your initial annual salary will be Two Hundred Thousand Dollars ($200,000) (US). Paydays currently are twice a month in accordance with Intelius’ regular payroll practices. Your salary will be reviewed periodically, likely annually.
Benefits
You will be entitled, during your employment, to vacation, medical and dental insurance and other employee benefits (subject to applicable eligibility requirements) to the extent such benefits are offered by Intelius to its other similarly situated employees.
Personnel Policies
The Company also has adopted various personnel policies governing specific aspects of the employment relationship with its employees such as their use of Company e-mail. You will be expected to review and comply with those policies. These policies may be changed from time to time by the Company in its discretion and the policies and any future changes will be communicated to you.
Equity Compensation
Intelius wishes to ensure that your energies are wholly devoted to the long-term interests of Intelius and its stockholders. Accordingly, subject to your execution of a notice of stock option grant, and the terms of the applicable employee stock option plan, you will receive an option to purchase 390,000 shares of Intelius Class A Common Stock. Such option will be subject to vesting as set forth in the notice of stock option grant and to the terms of the stock option plan. Currently, that plan provides a four year vesting schedule under which after one year of employment 25% of your options will vest. The remaining 75% of the options granted will vest over the following three years of your employment. If your employment with the Company ends for any reason any non-vested options will be cancelled. The exercise price per share of the options granted to you is determined by the Board and will be set at the per share fair market value of Intelius’ Class A Common Stock as of the last day of the first calendar quarter during which you commence your employment with the Company. Assuming you commence employment no later than June 30, 2007, the exercise price will be set based on its fair market value for the second quarter 2007. Please note that the Intelius Board of Directors’ Compensation Committee approved the above cash and equity compensation package at its June 15, 2007 meeting.
Confidential Information Agreement
As a condition of your employment pursuant to this offer letter, we require that you sign the Confidential Information Agreement. Please note that Intelius’ willingness to enter into an employment relationship with you and provide to you the compensation outlined herein is based in significant part on your commitment to fulfill the obligations specified in that agreement.
Employment at Will
Your employment with Intelius will be “at will,” which means that either you or Intelius may terminate your employment with Intelius at any time, for any reason, with or without cause. Any statements to the contrary that may have been made to you or that may be made to you, by Intelius, its agents, or representatives are superseded by the terms of this offer letter. If you wish to terminate your employment, Intelius requests that you provide written notice at least two weeks prior to the effective date of your resignation.
Additional Provisions
Your employment pursuant to this letter also is contingent upon your submitting the legally required proof of your identity and authorization to work in the United States. You will be required to provide such proof on your first day of employment. We are providing you with this letter a further letter you may use to present to the immigration authorities to facilitate your obtaining the necessary authorization to perform the employment outlined in this letter.
Your employment is also contingent upon you providing to us a completed application for employment and Authorization for Release of Information. Copies of both forms are enclosed and they should be completed and faxed back to us at your earliest convenience if you have not already provided them to us. Your successful completion of the background check referred to in the Authorization is also a requirement for employment with Intelius.
Upon your acceptance of this offer, Intelius will cause to be prepared the documents necessary to effect the terms of this agreement, and you agree to assist Intelius in causing the same to be prepared and executed as necessary.
You represent that your proposed employment with Intelius is not in violation of any obligation to a previous employer or any entity with whom you have had a relationship as an independent contractor or consultant, including any obligation contained in a noncompetition or similar agreement.
If you accept this offer, the terms described in this letter will be the terms of your employment, and this letter supersedes any previous discussions or offers. Any additions or modifications of these terms must be in writing and signed by you and two authorized officers of Intelius to be enforceable.
We are delighted about the possibility of you joining us. We hope you will accept this offer and we look forward to a productive and mutually beneficial working relationship. Please let us know if we can answer any questions for you about any of the matters outlined in this letter.

Sincerely,
/s/ Naveen Jain
Naveen Jain
CEO Intelius Inc.

/s/ John Arnold
John Arnold
Executive Vice President Intelius Inc.

ACCEPTANCE:
I accept employment with Intelius Inc. under the terms and conditions set forth in this letter:
          /s/ William Kerr
William Kerr
DATE:

Exhibit A
CONFIDENTIAL INFORMATION, INVENTIONS, NONSOLICITATION AND
NONCOMPETITION AGREEMENT
In consideration of my engagement as an employee or independent contractor with Intelius, Inc., a Delaware corporation (the “Company”), the training, contacts and experience that I may receive in connection with such engagement, the compensation paid to me by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I hereby agree as follows:
Section 1. Definitions
The following terms have the following specified meanings in this Agreement:
“Competing Business” means any enterprise, whether commercial or non-profit, that is or that is preparing to be in competition with any aspect of the Company or its business or anticipated business. Without limiting the generality of the foregoing, a Competing Business includes any business whose commercial efforts involve (a) information services syndication or delivery involving the aggregation of information from various data sources or (b) any products or services in competition with products or services which are, at any time during the Term, either (i) produced, marketed or otherwise exploited by the Company or (ii) in actual or demonstrably anticipated research or development by the Company.
“Confidential Information” means any information related to the business or other affairs of the Company or its affiliates that is not generally available to the public, and that: (a) is conceived, compiled, developed or discovered by me, whether solely or jointly with others, during the Term, or (b) is or has been received or otherwise becomes known to me in connection with my engagement. Without limiting the generality of the foregoing, Confidential Information includes information relating to Inventions and Works, trade secrets, products, services, finances, business plans, marketing plans, legal affairs, suppliers, clients, potential clients, prospects, opportunities, contracts or assets of the Company or its affiliates. Confidential Information also includes any information that has been made available to the Company by its clients or other third parties and which the Company is obligated to keep confidential. Notwithstanding the foregoing, Confidential Information shall exclude any information, including any information listed above or any part thereof that is given or is disclosed to me by a third party who is under no obligation to the Company to hold such information confidential.
“Inventions and Works” means any composition, work of authorship, computer program, product, device, technique, know-how, algorithm, method, process, procedure, improvement, discovery or invention, whether or not patentable or copyrightable and whether or not reduced to practice, that is (a) within the scope of the Company’s business, research or investigations or results from or is suggested by any work performed by me for the Company and (b) created, conceived, reduced to practice, developed, discovered, invented or made by me during the Term, whether solely or jointly with others, and whether or not while engaged in performing work for the Company.
“Material” means any product, prototype, sample, model, document, diskette, tape, storage media, picture, drawing, design, recording, report, proposal, paper, note, writing or other tangible item which in whole or in part contains, embodies or manifests, whether in printed, handwritten, coded, electronic, magnetic or other form, any Confidential Information or Inventions and Works.
“Proprietary Right” means any patent, copyright, mask work, trade secret, trademark, trade name, service mark or other protected intellectual property right in any Confidential Information, Inventions and Works or Material.
“Term” means the period from the beginning of my engagement with the Company, whether on a full-time, part-time or consulting basis, through the last day of such engagement.
Section 2. Confidential Information, Inventions and Works, and Materials
2.1 As between the Company and me, the Company is and will be the sole owner of all Confidential Information, Inventions and Works, Materials and Proprietary Rights. To the extent eligible for such treatment, all Inventions and Works will constitute “works made for hire” under applicable copyright laws.
2.2 I hereby irrevocably assign and transfer to the Company, without any separate compensation, all right, title and interest that I may now or hereafter have in the Confidential Information, Inventions and Works, Materials and Proprietary Rights, subject to the limitations set forth in the notice below (or, if I live in one of the states listed in the Invention Notice Schedule attached to this Agreement, the notice for such state, as further discussed in the notice in Section 2.5 below). This assignment and transfer is independent of any obligation or commitment made to me by the Company. Further, I hereby waive any moral rights that I may have in or to any Confidential Information, Inventions and Works, Materials and Proprietary Rights. I will take such action (including, but not limited to, the execution, acknowledgment, delivery and assistance in preparation of documents or the giving of testimony) as may be requested by the Company to evidence, transfer, vest or confirm the Company’s right, title and interest in the Confidential Information, Inventions and Works, Materials and Proprietary Rights and the license rights described in Section 2.5 below. I will not contest the validity of any Proprietary Rights.
2.3 Except as required for performance of my work for the Company or as authorized in writing by the Company, I will not (a) use, disclose, publish or distribute any Confidential Information, Inventions and Works or Materials, or (b) remove any Materials from the Company’s premises. I will hold all Materials in trust for the Company and I will deliver them to the Company upon request and in any event at the end of the Term.
2.4 I will promptly disclose to the Company all Confidential Information, Inventions and Works, and Materials, as well as any business opportunity which comes to my attention during the Term and that relates to the business of the Company or which arises as a result of my engagement by the Company. I will not take advantage of or divert any such opportunity for the benefit of myself or anyone else either during or after the Term without the prior written consent of the Company.
2.5 I hereby irrevocably grant to the Company, to the full extent of my rights in and to the same, a fully paid-up, perpetual, worldwide right and license, with the right to sublicense, disclose, offer, distribute, import, make, have made, make derivative works of, use and otherwise exploit any trade secrets, copyrights, patents, confidential information or inventions belonging to me that I use in my work for Company or in developing any Inventions and Works or Material.
NOTICE: Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not obligate me to assign or offer to assign to the Company any of my rights in an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on my own time, unless (a) the invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by me for the Company. This satisfies the written notice and other requirements of RCW 49.44.140. If I live in one of the states listed in the Invention Notice Schedule attached to this Agreement, the notice for such state set forth therein, rather than the foregoing Notice, will apply to this Agreement, and I acknowledge that I have read and received such notice.
Section 3. Noncompetition
3.1 During the Term and for a period of two (2) years after the end of the Term, I will not engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any Competing Business. For purposes of this Section 3.1, I will not be considered to be connected with any Competing Business solely on account of: (a) my ownership of less than five percent (5%) of the outstanding capital stock or other equity interests in any Competing Business; or (b) my engagement by, performance of services for, participation in or other connection with any business that is not a Competing Business but that is carried on by an entity that carries on a Competing Business as a separate division or other independent organization.
3.2 During the Term and for a period of one (1) year after the end of the Term, I will not induce, or attempt to induce, any employee or consultant of the Company to leave such employment or relationship to engage in, be employed by, perform services for, participate in or otherwise be connected with, either directly or indirectly, me or any enterprise with which I am in any way associated, whether or not it is a Competing Business.
Section 4. No Conflicting Obligations
4.1 My execution, delivery and performance of this Agreement and the performance of my other obligations and duties to the Company will not cause any breach, default or violation of any employment, nondisclosure, confidentiality, consulting or other agreement to which I am a party or by which I may be bound.
4.2 I will not use in performing any work for the Company or disclose to the Company any trade secret, confidential or proprietary information belonging to any prior employer or other person or entity if and to the extent that such use or disclosure may cause any breach, default or violation of any obligation or duty that I owe to such other person or entity (e.g., under any agreement or applicable law). My compliance with this Section 4.2 will not prohibit, restrict or impair my ability to perform my work, obligations and duties to the Company.
4.3 I will not (a) make any false, misleading or disparaging representations or statements with regard to the Company or the products or services of the Company, or (b) make any statement that may impair or otherwise adversely affect the goodwill or reputation of the Company.

Section 5. Miscellaneous
5.1 This Agreement is not a contract of employment and no rights of employment for a particular period are hereby created, Unless otherwise set forth in a written agreement signed by me and the Company, my engagement with the Company is “at will” and may be terminated at any time, with or without cause, by me or the Company. This Agreement will survive any termination of the Term or my engagement.
5.2 In the event of any breach of or default under this Agreement by me, the Company may suffer irreparable harm and bave no adequate remedy at law. In the event of any such breach or default, or any threat of such breach or default, the Company will be entitled to injunctive relief, specific performance and other equitable relief without the necessity of posting a bond or other security. Further, in any legal action or other proceeding in connection with this Agreement (e.g., to recover damages or other relief), the prevailing party will be entitled to recover, in addition to any other relief to which it may be entitled, its reasonable attorneys’ fees and other costs incurred in that action or proceeding. The rights and remedies of the Company under this Section 5.2 are in addition to, and not in lieu of, any other right or remedy afforded to the Company under any other provision of this Agreement, by law or otherwise.
5.3 This Agreement may be enforced to the fullest extent permitted by applicable law. If for any reason any provision of this Agreement is held to be invalid or unenforceable to any extent, then (a) such provision will be interpreted, construed or reformed to the extent reasonably required to render the same valid, enforceable and consistent with the original intent underlying such provision, and (b) such invalidity or unenforceability will not affect any other provision of this Agreement or any other agreement between the Company and me. If the invalidity or unenforceability is due to the unreasonableness of the scope or duration of the provision, the provision will remain effective for such scope and duration as may be determined to be reasonable.
5.4 The failure of the Company to insist upon or enforce strict performance of any other provisions of this Agreement or to exercise any of its rights or remedies under this Agreement will not be construed as a waiver or a relinquishment to any extent of the Company’s rights to assert or rely on any such provision, right or remedy in that or any instance; rather, the same will be and remain in full force and effect.
5.5 I authorize Company to disclose both the existence and terms of this Agreement to any third party at any time as Company deems fit. Further, during the term of my obligations under Section 3.1 above, I agree to provide Company with no less than 2 (two) weeks notice of the details of any new employment or consulting relationship I intend to enter into (e.g., name of entity I intend to work for and nature of my expected job duties) before I begin such employment or consulting relationship.
5.6 This Agreement sets forth the entire Agreement, and supersedes any and all prior agreements, between me and the Company with regard to the Confidential Information, Inventions and Works, Materials and Proprietary Rights of the Company. This Agreement is independent of any other written agreements between me and the Company regarding other aspects of my engagement. This Agreement may not be amended, except in a writing signed by me and an authorized representative of the Company.
5.7 This Agreement will be governed by the laws of the State of Washington without regard to its choice of law principles to the contrary. I irrevocably consent to the jurisdiction and venue of the state and federal courts located in King County, Washington, in connection with any action relating to this Agreement. Further, I will not bring any action relating to this Agreement in any other court.
5.8 I have carefully read all of the provisions of this Agreement and agree that (a) the same are necessary for the reasonable and proper protection of the Company’s business, (b) the Company has been induced to enter into and continue its relationship with me in reliance upon my compliance with the provisions of this Agreement, (c) every provision of this Agreement is reasonable with respect to its scope and duration, and (d) I have received a copy of this Agreement.

This Agreement shall be effective as of

/s/ William Kerr

Signature

William Kerr

Soc. Sec. No.

ACCEPTED:
Intellius Inc.

By	/s/ Amy Ahmed

Its	H.R. Rep.

Invention Notice Schedule
California

The following notice applies to employees who live in the State of California:
In accordance with California law, this Agreement does not apply to inventions that I developed entirely on my own time without using the Company’s equipment, supplies, facilities or trade secret information, except for those inventions that either: (a) relate, at the time of conception or reduction to practice of the invention, to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by me for the Company.
Illinois

The following notice applies to employees who live in the State of Illinois:
In accordance with Illinois law, this Agreement does not apply to, and I have no obligation to assign to the Company, an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on my own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research and development, or (b) the invention results from any work performed by me for the Company.
Minnesota

The following notice applies to employees who live in the State of Minnesota:
In accordance with Minnesota law, this Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on my own time, and (a) which does not relate (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by me for the Company.
Kansas

The following notice applies to employees who live in the State of Kansas:
In accordance with Kansas law, this Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on my own time, unless: (a) the invention relates directly to the business of the Company or to the Company’s actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by me for the Company.

North Carolina

The following notice applies to employees who live in the State of North Carolina:
In accordance with North Carolina law, this Agreement does not apply to an invention that I developed entirely on my own time without using the Company’s equipment, supplies, facility or trade secret information except for those inventions that (a) relate to the Company’s business or actual or demonstrably anticipated research or development, or (b) result from any work performed by me for the Company.
Utah

The following notice applies to employees who live in the State of Utah:
I acknowledge and agree that this Agreement is not an employment agreement under Utah law or otherwise. However, if and only to the extent this Agreement is deemed to be covered by the restrictions set forth in Utah Code Ann. § 34-39-3, this Agreement will not apply to an invention that is created by me entirely on my own time and is not an employment invention as defined in Utah Code Ann. § 34-39-2(1), except as permitted under Utah Code Ann. § 34-39-3.